Exhibit 99.1

NOBLE INTERNATIONAL POSTS THIRD QUARTER EPS OF $0.16

INCLUDING IMPAIRMENT CHARGES ON NON-CORE ASSETS OF $0.14 PER SHARE

WARREN, MI – OCTOBER 19, 2005 Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) posted earnings of $1.5 million, or $0.16 per diluted share, for the third quarter ended September 30, 2005. During the quarter, Noble recorded non-cash impairment charges of approximately $2.1 million, or approximately $0.14 per share. These impairment charges were related to two non-core assets, which include real estate held for sale and notes receivable, both of which are related to businesses that Noble previously sold. In the third quarter of 2004, Noble reported earnings of $4.9 million, or $0.30 per diluted share, including a non-cash gain of $2.3 million from the change in value of a convertible option derivative.

Net income of $9.1 million in the first nine months of 2005 included $2.2 million in total writedowns of non-core assets. Net income of $12.3 million for the first nine months of 2004 included a non-cash gain of $2.9 million from the change in value of a convertible option derivative. For the first nine months of 2005, Noble posted earnings of $0.97 per diluted share, including approximately $0.16 per share in impairment charges related to non-core assets. Noble’s earnings for the first nine months of 2004 were $1.05 per diluted share.

THIRD QUARTER RESULTS

Revenue in the third quarter of 2005 was $89.1 million compared to $75.1 million last year. Newer vehicle programs, higher steel content in sales resulting from a product mix shift and the addition of the Silao, Mexico facility contributed to revenue growth during the most recent quarter.

Gross profit for the third quarter increased to $8.0 million from $7.8 million last year. Gross margin for the third quarter of 2005 was 9.0% of sales compared to 10.4% of sales in the third quarter of 2004. The gross margin was adversely impacted by a product mix shift to larger laser-welded blanks (“LWBs”) that resulted in a higher proportion of steel content in the revenue mix. Other factors that pressured Noble’s gross margin during the third quarter were extended summer shutdowns as automakers reduced vehicle inventories, higher freight costs resulting from fuel surcharges, lower prices for scrap steel compared to last year, and expenses related to the rapid launch of business awarded to Noble in the third quarter.

Selling, general and administrative expenses (“SGA”) increased to $4.2 million in the third quarter of 2005 from $3.5 million in the third quarter of 2004, but remained flat as a percentage of sales at 4.7%. SGA expense increased primarily due to increased spending to support the company’s growth, including costs to add and expand production facilities.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the third quarter of 2005 were $7.0 million versus $6.7 million in the year-ago third quarter. Net

Interest and Other expense for the third quarter of 2005 was $2.0 million, which included non-cash asset impairment charges of $2.1 million. Last year’s net Interest and Other income was $1.5 million in the third quarter, which included a gain of $2.3 million due to a change in the value of the convertible option derivative liability on Noble’s 4% Convertible Notes (“Notes”).

Pre-tax income for the third quarter of 2005 was $1.8 million, including $2.1 million in asset impairment charges, versus $5.7 million in the year-ago third quarter, which included the non-tax effected gain of $2.3 million on the change in the value of the convertible option derivative liability. Income tax expense for the third quarter of 2005 was $0.3 million versus $0.9 million in the third quarter of 2004. Net income in the third quarter of 2005 was $1.5 million after charges, versus $4.9 million, which includes the non-cash, non-tax effected gain of $2.3 million related to the option derivative liability.

NINE-MONTH RESULTS

Revenue for the first nine months of 2005 rose to $267.4 million from $244.1 million in the first nine months of 2004. Revenue growth for 2005 to date is attributable to newer vehicle programs, growth in steel content in total sales, plus the addition of the Silao, Mexico facility.

Gross profit for the first nine months of 2005 was $27.7 million, consistent with gross profit of $27.7 million for the same period of 2004. As a percentage of sales, the gross margin in the first nine months of 2005 was 10.3% versus 11.4% a year ago. The decline in the gross margin percentage was due primarily to an increase in steel content as a proportion of the total revenue mix, production cuts on some higher volume programs, higher freight costs, lower scrap steel prices and expenses related to the rapid launch of new business awarded to Noble in the third quarter.

SGA expense for the first three quarters of 2005 declined to $11.0 million, or 4.1% of sales, from $11.4 million, or 4.7% of sales in the first nine months of 2004. Operating profit for the first nine months of this year totaled $16.7 million versus $16.3 million last year.

EBITDA for the first nine months of this year was $25.6 million compared to $23.9 million in the first nine months of 2004. Net Interest and Other expense during the first nine months of 2005 was $2.8 million, which included non-cash asset impairment charges of $2.2 million, compared to income of $0.6 million in the first nine months of 2004. Last year’s other income for the first nine months of the year was driven by a non-cash gain of $2.9 million on the change in fair value of the option derivative liability.

Pre-tax income for the first nine months of 2005 totaled $13.8 million versus $16.9 million in the first nine months of 2004. Income tax expense was $4.7 million versus $4.6 million in the first nine months of 2004. Net income for the first nine months of 2005 totaled $9.1 million versus $12.3 million last year. Net income for the first nine months of 2004 included the non-cash gain of $2.9 million on the value of the convertible option derivative liability.

EXPANSION AND GROWTH UPDATE

Noble made further progress in expanding its business during the third quarter. The Company is adding production capacity in its Silao, Mexico facility to support the launch of laser welding by the end of 2005. Construction of Noble’s permanent facility in Adelaide, Australia is now complete and production shipments have begun.

During the third quarter, Noble selected a site for a new facility in Ohio to produce laser welded blanks for the Dodge Durango program awarded earlier this year. The Company currently produces LWBs for the Durango in its Warren, Michigan facility and expects to transfer production to the new Ohio plant by the end of 2005. Noble expects to begin LWB production in Ohio for a second program in mid-2006.

MANAGEMENT COMMENTARY AND GUIDANCE

Christopher L. Morin, Noble’s President and Chief Executive Officer, commented, “The third quarter was an important quarter for Noble as we expanded our manufacturing capacity to meet growing demand for our 21st Century Auto Body SolutionsSM. In addition to setting up a new manufacturing plant in Ohio, the expansion of our Silao facility is nearly complete and our new Adelaide, Australia location recently began shipping production parts with more programs being launched in 2006 and beyond.”

“During the third quarter, we wrote down the value of two non-core assets related to businesses previously sold by $2.1 million. We plan to convert these two assets into cash in the near term to fund the growth of our core laser welding business. We believe that converting these non-core assets into more productive assets should generate greater value for our shareholders.”

Mr. Morin continued in his remarks, stating, “Looking beyond the expenses we incurred to support our growth initiatives during the third quarter, Noble’s operations performed well, meeting the expectations we outlined in our second quarter earnings press release. As we stated at that time, we continue to expect earnings growth in the fourth quarter of this year. Driving our growth is the contribution of newer and expanded facilities along with newer vehicle programs adding to our revenue stream. Noble will continue to invest in growth initiatives going forward, but we expect to begin seeing a return on these newer investments beginning in the fourth quarter. As our business continues to expand, we expect to see continuing earnings growth in 2006 and beyond. We continue to see high levels of interest from our customers and are on track to drive the growth of our business well into the future.”

Noble’s Chief Financial Officer, Jay J. Hansen, commented on the Company’s third quarter financial results, “In addition to the investments we made during the third quarter to drive our future growth, we faced some headwinds that weighed on margins. These included vehicle production cuts by some of our customers, extended holiday shutdowns, revenue mix shifts to programs with higher steel content as well as freight surcharges resulting from high fuel costs. Despite these cost pressures, we were able to hold our manufacturing margin constant, although a shift in our revenue mix led to steel sales making up a higher proportion of total revenue and caused our gross margin to decline as a percentage of sales.”

Commenting on Noble’s outlook, Mr. Hansen continued, “We expect our operating earnings for 2005, excluding writedowns of non-core assets totaling $0.16 per diluted share, to be in a range of $1.52 to $1.57 per diluted share. We are reducing our guidance slightly due to our decision to invest in several ongoing growth initiatives and a slight reduction in vehicle production forecasts through the end of 2005. Despite this small revision, we expect to see earnings growth in the last quarter of 2005, setting the stage for continuing growth in 2006 and beyond.”

FINANCIAL GUIDANCE

Management expects 2005 earnings to be between $1.52 - $1.57 per diluted share, excluding impairment charges on non-core assets. Revenue for the year is expected to be in the range of $360 – 365 million. EBITDA is projected to be between $34 million and $36 million for the year. Capital spending is projected to be between $21 – 23 million, an increase of approximately $10 million from prior guidance related to the expansion of the Silao, Mexico facility and the addition of a new plant in Ohio.

Preliminary guidance for 2006 is for revenue of approximately $400 – 420 million and earnings of $1.67 to $1.74 per diluted share.

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss its operating results for the third quarter and nine months ended September 30, 2005 at 10 AM ET, Thursday, October 20. The dial-in numbers for the call are 800-821-1449 or 973-409-9256. A replay of the conference call will be available through October 27 by dialing 877-519-4471 or 973-341-3080. The passcode for the replay is 6594327.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation, amortization, and other non-cash charges.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow

Noble International, Ltd.

(586) 751-5600

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2005	2004	2005
Net sales	$75,101	$89,099	$244,097	$267,445
Cost of sales	67,324	81,105	216,381	239,781

Gross margin	7,777	7,994	27,716	27,664
Selling, general and administrative expenses	3,520	4,217	11,412	10,994

Operating profit	4,257	3,777	16,304	16,670
Interest income	99	165	262	407
Interest expense	(787)	(751)	(2,794)	(2,138)
Gain on value of convertible option derivative liability	2,323	—	2,918	—
Impairment Charges	(129)	(2,060)	(129)	(2,240)
Other, net	(43)	684	300	1,137

Earnings from continuing operations before income taxes	5,720	1,815	16,861	13,836
Income tax expense	859	295	4,552	4,716

Earnings on common shares from continuing operations	4,861	1,520	12,309	9,120
Discontinued operations:
(Loss) from discontinued operations	—	—	(121)	—
Gain on sale of discontinued operations	—	—	121	—

Net earnings on common shares	$4,861	$1,520	$12,309	$9,120

Basic earnings (loss) per common share:
Earnings per share from continuing operations	$0.52	$0.16	$1.25	$0.98
(Loss) from discontinued operations	—	—	(0.01)	—
Gain on sale of discontinued operations	—	—	0.01	—

Basic earnings per common share	$0.52	$0.16	$1.25	$0.98

Diluted earnings (loss) per common share
Earnings per share from continuing operations	$0.30	$0.16	$1.05	$0.97
(Loss) from discontinued operations	—	—	(0.01)	—
Gain on sale of discontinued operations	—	—	0.01	—

Diluted earnings per common share	$0.30	$0.16	$1.05	$0.97

Dividends declared and paid	$0.10	$0.10	$0.30	$0.30

Basic weighted average common shares outstanding	9,240,779	9,309,761	9,095,003	9,285,014
Diluted weighted average common shares outstanding	10,649,086	9,378,673	10,267,813	9,358,996

EBITDA from continuing operations:
Earnings from continuing operations before income taxes	$5,720	$1,815	$16,861	$13,836
Depreciation	2,339	2,531	7,041	7,611
Amortization	102	52	257	155
Impairment charges - non core assets	129	2,060	129	2,240
Gain on value of convertible option derivative liability	(2,323)	—	(2,918)	—
Net Interest expense	688	586	2,532	1,731

EBITDA from continuing operations	$6,655	$7,044	$23,902	$25,573

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31 2004	Unaudited September 30 2005
ASSETS

Current Assets:
Cash and cash equivalents	$17,551	$7,532
Accounts receivable, trade, net	51,895	69,641
Inventories, net	20,588	20,738
Other current assets	5,074	4,833

Total Current Assets	95,108	102,744
Property, Plant & Equipment, net	49,759	58,263

Other Assets:
Goodwill	20,287	22,000
Other intangible assets, net	1,967	1,821
Other assets, net	11,597	9,558

Total Other Assets	33,851	33,379
Assets Held for Sale	3,760	—

Total Assets	$182,478	$194,386

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$52,736	$56,455
Accrued liabilities	3,229	4,275
Current maturities of long-term debt	254	—
Income taxes payable	2,311	2,106

Total Current Liabilities	58,530	62,836

Long-Term Liabilities:
Deferred income taxes	5,994	5,354
Convertible subordinated debentures, net of discount	38,371	38,913

Total Long-Term Liabilities	44,365	44,267

Stockholders’ Equity
Common stock	9	9
Additional paid-in capital	53,782	54,427
Retained earnings	24,184	30,509
Accumulated other comprehensive income, net	1,608	2,338

Total Stockholders’ Equity	79,583	87,283

Total Liabilities & Stockholders’ Equity	$182,478	$194,386